EXHIBIT F-5

                             [O'Melveny & Myers LLP]


                               September 24, 2004



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

     Re:  Ameren Corporation, et al.
          Form U-1 Application-Declaration
          (File No. 70-10220)
          --------------------------------

Ladies and Gentlemen:

     We refer to the Form U-1 Application/Declaration, as amended, in the above-referenced proceeding (the "Application"), under the Public Utility Holding Company Act of 1935, as amended (the "Act"), filed with the Securities and Exchange Commission (the "Commission") by Ameren Corporation ("Ameren"), a Missouri corporation, its indirect wholly-owned non-utility subsidiary, Ameren Energy Fuels and Services Company ("Ameren Fuels"), an Illinois corporation, and Illinois Power Company ("Illinois Power"), an Illinois corporation (the "Applicants"). Capitalized terms used in this letter without definition have the meanings ascribed to such terms in the Application.

     In the Application, Ameren is seeking authorization under the Act to acquire the Common Shares and Preferred Shares of Illinois Power from Illinova Corporation ("Illinova") (the "Transaction").

     We have acted as special New York counsel to Illinova and Dynegy Inc. ("Dynegy") in connection with the Transaction. In connection with this opinion, we have examined the Application and the exhibits thereto, the Amended SPA, and originals, or copies certified to our satisfaction, of such corporate records of Illinois Power, Illinova and Dynegy, certificates of public officials, orders of regulatory bodies having jurisdiction over aspects of the Transaction, certificates of officers and representatives of Illinois Power, Illinova and Dynegy and such other documents, records and matters of law as we have deemed necessary for the purposes of this opinion.

     On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law that we have, in the exercise of customary professional diligence, recognized as applicable to transactions of this type, and subject to the limitations and qualifications in this opinion, we are of the opinion that, in the event that the proposed Transaction is consummated in accordance with the Amended SPA, all New York


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State laws applicable to the proposed Transaction will have been complied with by Illinova and Dynegy.

     The opinion expressed above is subject to the following further assumptions and conditions:

          a. The authorizations and approvals of the Transaction by the boards of directors of Ameren, Illinova and Dynegy shall have been adopted and remain in full force and effect;

          b. All required approvals, authorizations, consents, certificates, and orders of, and all filings and registrations with, all applicable federal and state commissions and regulatory authorities with respect to the Transaction shall have been obtained or made, as the case may be, and shall remain in effect (including the approval and authorization of the Commission under the Act, the Federal Energy Regulatory Commission under the Federal Power Act, as amended, and the rules and regulations thereunder, and the Illinois Commerce Commission under the applicable laws of the State of Illinois), and the Transaction shall have been accomplished in accordance with all such approvals, authorizations, consents, certificates, orders, filings and registrations;

          c. The Commission shall have duly entered an appropriate order or orders with respect to the Transaction as described in the Application granting and permitting the Application to become effective under the Act and the rules and regulations thereunder;

          d. The applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder shall have expired with respect to the Transaction;

          e. Illinois Power, Illinova and Dynegy shall have obtained all authorizations, approvals, consents, waivers and releases, if any, required for the Transaction under all applicable laws and governing corporate documents, contracts, agreements, debt instruments, indentures, franchises, licenses and permits;

          f. No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed herein;

          g. The Transaction shall have been consummated as described in the Application and all legal matters incident thereto shall be satisfactory to us;

          h. Each person who signed the agreements or other documents executed or delivered by Illinova or Dynegy in connection with the Transactions was, at the time of such signing, duly authorized, qualified, and acting on behalf of Illinova or Dynegy, as applicable, and each such person's signatures appearing on such agreements or other documents are genuine, and each such person's titles are correctly stated;

          i. The law covered by this opinion is limited to the federal law of the United States and the law of the State of New York, each as in effect on the date hereof, and we express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative


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     decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction;

          j. As to various questions of fact material to such opinions we have, when relevant facts were not independently established, relied upon certificates by officers of Illinova and Dynegy and other appropriate persons and statements contained in the Application; and

          k. We express no opinion concerning (i) federal or state securities laws or regulations, (ii) federal or state antitrust, unfair competition or trade practice laws or regulations, (iii) pension and employee benefit laws and regulations, (iv) compliance with fiduciary requirements, (v) federal or state environmental laws and regulations, (vi) federal or state land use or subdivision laws or regulations or (vii) federal or state laws and regulations concerning filing requirements.

     We hereby consent to the use of this opinion in connection with the Application. This opinion is intended solely for the use of the Commission and it may not be used or relied upon by the Commission for any other purpose or by any other person or entity, nor may copies be delivered to any other person or entity, without in each instance our prior written consent. This opinion letter is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters. We assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances that arise after the date of this opinion letter and come to our attention, or any future changes in laws.



                                             Very truly yours,

                                             /s/ O'Melveny & Myers LLP